EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

ONEOK, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-41263) on Form S-8 of ONEOK, Inc. of our report dated June 14, 2005 relating to the statements of net assets available for benefits of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004 and related schedule, which report appears in the December 31, 2004 annual report on Form 11-K of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

/s/ KPMG LLP

Tulsa, Oklahoma

June 24, 2005